Exhibit 10.5

PRIVILEGED & CONFIDENTIAL

MASTER LICENSE AGREEMENT

by and among

GALILEO INTERNATIONAL TECHNOLOGY, LLC

AND

GALILEO INTERNATIONAL, LLC

AND

ORBITZ, LLC

AND

EBOOKERS LIMITED

AND

DONVAND LIMITED

AND

TRAVELPORT FOR BUSINESS, INC.

AND

ORBITZ DEVELOPMENT, LLC

AND

NEAT GROUP CORPORATION

Dated as of July 23, 2007

MASTER LICENSE AGREEMENT (this “Agreement” or the “Master License Agreement”), dated as of July 23, 2007 (the “Effective Date”), by and among Galileo International Technology, LLC (“Galileo International Tech”), a Delaware limited liability company, Galileo International, LLC (“Galileo International”), a Delaware limited liability company, Orbitz, LLC (“Orbitz”), a Delaware limited liability company, ebookers Limited (“ebookers”), a company organized under English law, Donvand Limited (“GTA”), a company organized under English law, Travelport for Business, Inc. (“TFB”), a Delaware corporation, Orbitz Development, LLC (“Orbitz Development”), a Delaware limited liability company and Neat Group Corporation (“Neat Group”), a Delaware corporation.  Each of Galileo International Tech, Galileo International, Orbitz, ebookers, GTA, TFB, Orbitz Development and Neat Group is sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in Section 6.17 hereof.

W I T N E S S E T H:

WHEREAS, Travelport Limited has determined to offer for sale a certain percentage of the common stock of Orbitz Worldwide, Inc. (“OWW”) in a registered public offering;

WHEREAS, in contemplation of OWW ceasing to be wholly-owned by Travelport, each of Travelport and OWW wish to clarify their rights to use certain technology and intellectual property of the other party and its Affiliates; and

WHEREAS, Orbitz Worldwide, LLC (“OWW LLC”) is a wholly owned subsidiary of OWW and is the operating company that serves as the parent company of each of the Orbitz Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

LICENSE GRANTS

Section 1.1                                      Grant of License.  Each Party, in its capacity as a specified Licensor under the applicable schedule(s) attached hereto (each, a “Schedule”), hereby grants to each other Party that is specified as a Licensee under each such applicable Schedule, a license to Licensor’s rights in, to and under the Licensed Materials set forth on each such applicable Schedule for use in accordance with the Scope of Use set forth on such Schedule, effective as of the Effective Date (unless otherwise set forth in the applicable Schedule) and for the Term set forth on such Schedule (each, as further described on the applicable Schedule, a “License Grant,” and the terms and conditions of

1

this Agreement together with the terms and conditions of each Schedule shall each be considered a “License Agreement” between the applicable Licensor(s) and Licensee(s) under such Schedule).  Each License Grant shall be non-exclusive, fully paid up and royalty-free, irrevocable (except as provided in Section 5.2(a)), worldwide, and non-sublicensable, except, in each case, to the extent expressly provided otherwise in the applicable Schedule.

Section 1.2                                      Modifications and Enhancements.  Licensee may create derivative works of, enhance and otherwise modify the Licensed Materials as set forth in the applicable Schedule.  Any such permitted derivative works, enhancements and other modifications to Licensed Materials shall be owned solely and exclusively by Licensee (subject to Licensor’s rights in the underlying Licensed Materials).

Section 1.3                                      License, Maintenance and/or Support Fees.

(a)                      License Fees.

(i)             In exchange for the License Grants to the Travelport Parties by the Orbitz Parties made pursuant to Schedules 1 through 9 hereto, Travelport or one of its Affilaites shall pay to a designated Orbitz Party, a single, flat, one-time, upfront license fee of $(***), within sixty (60) days following the Effective Date (the “Travelport License Fee”).

(ii)          In exchange for the License Grants to the Orbitz Parties by the Travelport Parties made pursuant to Schedules 1 through 9 hereto, an Orbitz Party shall pay to a designated Travelport Party, a single, flat, one-time, upfront license fee of $(***), within sixty (60) days following the Effective Date (the “Orbitz License Fee”).

(iii)       If the Parties agree, the payments may be offset, such that Travelport or one of its Affiliates shall pay to the designated Orbitz Party, the difference between the Travelport License Fee and the Orbitz License Fee, and no further license fees shall be due from one Party to the other. The identity of the designated parties for payment shall be provided by written notice no less than fifteen (15) days before payment is due.

(b)                                 Maintenance and Support Fees.  Each Licensor shall provide each applicable Licensee or end user with maintenance and support services (“Maintenance and Support”) as provided in the applicable Schedule in exchange for an annual Maintenance and Support fee, which fee shall be as specified on the applicable Schedule.  The initial Maintenance and Support period shall be set forth in the applicable Schedule.  Upon expiration of the initial Maintenance and Support period, each applicable Licensee may separately elect to renew Maintenance and Support for additional periods.  The applicable Licensors shall offer to renew Maintenance and Support to each applicable Licensee upon the terms and conditions contained in this

2

Agreement, the applicable Schedule and any specific Maintenance and Support agreement entered into between the applicable Parties, for so long as the applicable Licensors are offering such or similar services to their other customers, but in any event, for at least as long as set forth in the applicable Schedule.  Such renewal shall be made pursuant to a written agreement or amendment signed by the applicable Parties’ authorized representatives.

(c)                                  Taxes and Other Assessments.  Each Licensee shall be responsible for all Taxes that may be imposed by a Governmental Entity on any and all payments with respect to a License Grant made to a Licensor by such Licensee.  The Parties shall cooperate to avoid, or minimize if unavoidable, any multiple taxation by any Governmental Entities.

Section 1.4                                      Acknowledgement of Ownership; Reservation of Rights.  Each Licensee acknowledges and agrees that all Licensed Materials to which such Licensee receives a License Grant hereunder are the sole and exclusive property of the applicable Licensor, and that the applicable Licensor retains all right, title, and interest therein.  Any and all rights in, to and under the Licensed Materials not expressly granted pursuant to a License Grant hereunder are reserved to the applicable Licensor.

Section 1.5                                      Delivery.

(a)                                  Within five (5) business days following the Effective Date (or, if specified, such time set forth in the applicable Schedule), each Licensor will deliver the applicable Licensed Materials, in their then-current form and in the appropriate physical and/or electronic media, to each applicable Licensee at such address(es) as such Licensee shall designate.  Each Licensor will also so deliver to each applicable Licensee, on or immediately before such time Licensee ceases to be an Affiliate, any portions of the applicable Licensed Materials that have materially changed since the initial delivery.  Included as part of each Schedule shall be a listing of all technology and other intellectual property not included in the Licensed Materials but necessary for use of the Licensed Materials as currently used by the Licensor and its Affiliates.

(b)                                 In addition to the other provisions of this Article I, for (***) following the date hereof or date of delivery of the Licensed Materials (at the applicable Licensee’s election), each Licensor shall provide reasonable assistance, as requested by each Licensee in its implementation and use of the Licensed Materials, including in the form of discussions, telephone conversations, correspondence and other consultation and communications between technically qualified personnel.  The applicable Licensee shall pay Licensor’s reasonable out-of-pocket expenses in connection with the foregoing assistance.  Following such (***) period, assistance will be provided at Licensor’s then prevailing rate.  The foregoing is subject to each Licensor’s material resource constraints with respect to production or other revenue-generating resources.

3

Section 1.6                                      Maintenance, Updates and Development Support.  Each Licensee acknowledges and agrees that (a) the exercise of its rights under all applicable License Grants is at its sole risk and liability, and (b) except as set forth on the applicable Schedule, it has no rights to any updates, additions or replacements to the applicable Licensed Materials, or any development, maintenance, support or other services related thereto, from any other Party, from and after the Effective Date.

Section 1.7                                      Cooperation.  Each Party shall reasonably cooperate with the other Party in all matters relating to the License Grants and any related services or assistance provided in connection with a License Grant and to minimize the expense, distraction and disturbance to each Party, shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing and shall comply with all applicable laws and regulations.

Section 1.8                                      Additional Terms and Conditions.  In addition to the terms and conditions of this Agreement, the Licensors and Licensees under each Schedule shall also be bound by any additional terms and conditions set forth in such Schedule as if such terms and conditions were set forth in this Agreement.

Section 1.9                                      Assignment of Licensed Materials.  For the avoidance of doubt, if a Licensor assigns all or any portion of its right, title or interest in or to any Licensed Materials, such assignment shall be subject to the terms and conditions of this Agreement, including all applicable License Grants.

ARTICLE II

INTELLECTUAL PROPERTY PROTECTION

Section 2.1                                      Prosecution and Maintenance.  Except as otherwise expressly set forth in a Schedule, the applicable Licensor shall have the sole right and discretion to prosecute and maintain any patents and any trademark, copyright and other intellectual property registrations or applications with respect to, or included in, any Licensed Materials.  Any such prosecution and maintenance shall be at such Licensor’s sole cost and expense, unless any Licensor and Licensee expressly agree otherwise.  Licensor expressly is not undertaking any obligation to prosecute, maintain or police any of its patents or other intellectual property, except as may be expressly provided in a Schedule.

Section 2.2                                      Notices of Infringement.  If a Licensee becomes aware of any infringement or other violation of any Licensed Materials, such Licensee shall promptly notify the applicable Licensor.

Section 2.3                                      Enforcement and Defense of Licensed Materials and Patents.  Except as otherwise expressly set forth in a Schedule, the applicable Licensor shall have the sole right and discretion to (a) initiate, defend, and control, at their own expense, all assertions, actions, suits and proceedings with respect to infringement or other violation of any Licensed Materials, and (b) defend, and control, at its own expense,

4

all assertions, actions, suits and proceedings by Third Parties that assert the invalidity or unenforceability of any Licensed Materials (each, an “Infringement Action”).  Licensor shall be entitled to keep all proceeds arising from any such assertions, actions, suits and proceedings brought by it and any settlements or compromises thereof.

Section 2.4                                      Bankruptcy-Related Matters.   Notwithstanding any other provision of this Agreement to the contrary, in the event a Licensor becomes subject to any bankruptcy or similar proceedings:  (a) all License Grants to each applicable Licensee shall be deemed fully retained by and vested in such Licensee as protected intellectual property rights under Section 365(n) of the United States Bankruptcy Code (and similar laws in other jurisdictions) (“Section 365(n)”); and (b) each Licensee shall have all of the rights afforded to licensees under Section 365(n).  The Parties agree that upon any election by an applicable Licensee pursuant to Section 365(n)(1)(B) of the Bankruptcy Code, such Licensee shall be entitled to continue to exercise the license granted under this Agreement.  In the event of commencement of bankruptcy proceedings by or against a Licensee, such Licensee or trustee in bankruptcy, as applicable, shall be entitled to assume the applicable License Grants and shall be entitled to retain all such License Grants.

ARTICLE III

CONFIDENTIALITY

Section 3.1                                      Protection of Confidential Information.  In connection with the License Grants from each applicable Licensor to each applicable Licensee, each such Licensee may receive confidential and proprietary information of such Licensor, including proprietary information concerning inventions, trade secrets, confidential know-how and other confidential technical, business or operational information related to the businesses of such Licensor (the “Confidential Information”).  All Confidential Information shall remain the exclusive property of the applicable Licensor, and the applicable Licensee may not disclose any Confidential Information of such Licensor to any Third Party, provided that the receiving party may disclose, on a need-to-know basis, such Confidential Information to its third party subcontractors who have signed non-disclosure agreements with the receiving party, and/or to its current employees, consultants, agents, officers, directors and/or legal or financial representatives.  Each applicable Licensee shall maintain the Confidential Information of the applicable Licensors with with at least the same degree of care (which in no event shall be less than reasonable care) as it uses to protect its own Confidential Information.  In furtherance of such obligation, each such Licensee shall instruct its employees and Third Party contractors and consultants, as well as its Affiliates, as to the confidentiality obligations hereunder.

Section 3.2                                      Limitations.  With respect to each Licensee, Confidential Information of a Licensor will not include information which:  (a) becomes available to the public through no fault or negligence of the applicable Licensee, (b) was already

5

rightfully known to the applicable Licensee (other than by previous disclosure by the applicable Licensor) as of the date hereof and not subject to any duty of confidentiality to the Licensor or its Affiliates, (c) is independently developed by such Licensee or its Affiliates without reference to any Confidential Information, or (d) after the date hereof, is lawfully and in good faith made available or known to such Licensee by a Third Party not connected with the applicable Licensor and without an obligation of confidence to such Licensor, directly or indirectly.

Section 3.3                                      Required Disclosure.  If a Licensee is required by order of any court or other Governmental Entity to disclose any Confidential Information in its possession, such Licensee shall provide the applicable Licensor with prompt written notice of any such requirement, so that such Licensor may seek an appropriate protective order or waive compliance with the confidentiality provisions of this Agreement.  Such Licensee will not oppose action by such Licensor to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information, and will cooperate and comply with, at such Licensor’s expense, all reasonable requests by such Licensor related thereto.  For purposes of this Section 3.3, any disclosure made in connection with the disclosure requirements of the securities laws or regulations of any country shall be deemed to be “an order of any court or other Governmental Entity.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES; DISCLAIMER AND LIMITATION OF LIABILITY

Section 4.1                                      Representations and Warranties.  Each Party under a License Agreement hereby represents and warrants to each other Party under such License Agreement that:

(a)                                  such Party (i) is duly incorporated, validly existing and in good standing under the laws applicable to it and (ii) has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b)                                 the execution, delivery and performance by such Party of this Agreement and the transactions contemplated hereby:  (i) have been duly authorized by all necessary corporate action on the part of such Party and (ii) do not contravene the terms of such Party’s organizational documents as presently in effect.

(c)                                  no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Person is necessary or required in connection with the execution, delivery or performance by such Party of this Agreement.

(d)                                 this Agreement has been duly executed and delivered by such Party, constitutes the legal, valid and binding obligations of such Party, and is enforceable against each Party in accordance with its applicable terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws

6

of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.2                                      Disclaimer.  Except as otherwise expressly set forth in a Schedule, nothing in this Agreement is or shall be construed as:  (a) a grant of any license which any Licensor does not possess the right to grant, (b) a warranty or representation by any Licensor as to the validity, enforceability or scope of any intellectual property included in any Licensed Materials, (c) a warranty or representation that anything made, used, sold or otherwise disposed of under any License Grant is or will be free from infringement of any intellectual property rights of any third Person, and (d) an obligation to bring or prosecute actions or suits against third Persons for infringement of any Licensed Materials.

Section 4.3                                      NO REPRESENTATIONS AND WARRANTIES.  EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 4.1 OR A SCHEDULE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING REGARDING ANY OF THE LICENSE GRANTS AND THE APPLICABLE LICENSED MATERIALS, INCLUDING ANY AND ALL REPRESENTATIONS AND WARRANTIES REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH LICENSEE ACKNOWLEDGES THAT THE LICENSE GRANTS AND THE APPLICABLE LICENSED MATERIALS ARE PROVIDED ON AN “AS IS” BASIS WITH ALL FAULTS, AND LICENSEE ASSUMES ALL RISKS IN CONNECTION WITH ITS EXERCISE OF ANY RIGHTS UNDER THE LICENSE GRANTS.

Section 4.4                                      Limitation of Consequential Damages.  EXCEPT WITH RESPECT TO ANY BREACH OF THE CONFIDENTIALITY PROVISIONS HEREIN AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A SCHEDULE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, NO PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS, REVENUE OR OPPORTUNITY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.  THIS LIMITATION APPLIES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY.

7

ARTICLE V

TERM AND TERMINATION

Section 5.1                                      Term.  This Agreement shall continue in effect for so long as at least one License Grant is in effect.  Each License Grant shall continue in effect for the Term specified on the applicable Schedule.

Section 5.2                                      Termination.

(a)  A Licensee under a License Agreement may terminate such License Agreement (solely with respect to such Licensee) at any time upon (***) prior written notice to the applicable Licensor.

(b)  Except to the extent of any express termination rights set forth in Section 5.2(a) or in a Schedule, the License Grants are intended to be irrevocable and may not be terminated prior to the expiration of the applicable Term, except by mutual written agreement of the applicable Parties.  Each Party shall be entitled to preliminary and permanent injunctions, temporary restraining orders, and other equitable relief as contemplated by Section 6.7 (Equitable Relief), and other customary relief, subject to any disclaimers and limitations set forth herein.

Section 5.3                                      Survival.  Articles III, and VI and Sections 4.3, 4.4 and 5.3 shall survive any expiration or termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1                                      Assignment.

(a)                                  No (i) Licensee may assign or otherwise transfer a License Agreement, or any of its rights, interests or obligations thereunder, without the prior written consent of the Licensor(s) under such License Agreement, and (ii) Licensor may, with respect to any Licensee under a License Agreement,  assign or otherwise transfer such License Agreement, or any of its rights, interests or obligations thereunder, without the prior written consent of such Licensee under such License Agreement, except, in each case, that any Party may assign or otherwise transfer any or all of the foregoing to an Affiliate of such Party or in connection with a merger, sale, transfer or other disposition of all or substantially all of the portion of such party’s business to which the License Agreement relates.

(b)                                 In the event that an Affiliate of a Licensee ceases to be an Affiliate of such Licensee (such Affiliate, a “Divested Affiliate”), any sublicenses to such Divested Affiliate under any License Agreement will, subject to the terms and conditions of the applicable sublicense agreement by which the Divested Affiliate received its sublicense (each, a “Sublicense Agreement”), continue for the term of the License Grant to the Licensee that granted the sublicense to the Divested Affiliate (the “Granting Licensee”); provided, that, notwithstanding any broader sublicense grant by the Granting Licensee to the Divested Affiliated under such Sublicense Agreement, following the divestiture of the Divested Affiliate (a “Divestiture”):  (i) the scope of use under such sublicense shall be no broader than the businesses in which the Divested Affiliate is

8

either (1) engaged as of the Divestiture or (2) expected, as of the effective date of the Divestiture, to be engaged pursuant to bona fide, written business plans (and without restriction on the volume of use within that scope of use), and (ii) if such sublicense includes the right to further sublicense the Licensed Materials, the Divested Affiliate may only grant sublicenses within the scope of use set forth in Section 6.1(b)(i).

(c)                                  Divested Affiliates shall continue to receive any applicable Maintenance and Support that such Divested Affiliates were receiving prior to the Divestiture, under the then-current terms and conditions by which the Granting Licensee receives such Maintenance and Support (without additional payments), for a transition period equal to the shorter of:  (i) one (1) year from the date of such Divested Affiliate’s Divestiture, unless the Divested Affiliate is GTA (or its successor), in which case five (5) years from the date of GTA’s Divestiture, and (ii) the period of time for which the Granting Licensee is entitled to receive Maintenance and Support under the applicable License Agreement (a “Transition Period”).  With respect to such Maintenance and Support that continues during a Transition Period, unless and to the extent that the applicable Divested Affiliate notifies the applicable Licensor to the contrary in writing, the applicable Licensor and the applicable Divested Affiliate shall use good faith efforts to agree, at least sixty (60) days prior to the end of the Transition Period, upon commercially reasonable terms (including pricing terms) for such Divested Affiliate’s continued receipt of Maintenance and Support following the foregoing period.

(d)                                 Any assignment or transfer in violation of the foregoing in this Section 6.1 shall be void.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 6.2                                      Relationship of the Parties.  Nothing in this Agreement shall be deemed to render any Party an agent of any other Party and or grant any Party any authority to bind any other Party, transact any business in the other Party’s name or on its behalf, or make any promises or representations on behalf of the other Party.  Each Party will perform all of its respective obligations under this Agreement as an independent contractor, and no joint venture, partnership or other relationship shall be created or implied by this Agreement.

Section 6.3                                      Governing Law and Submission to Jurisdiction.  This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect (to the fullest extent provided by law) to any choice or conflict of law provision or rule thereof which might result in the application of the laws of any other jurisdiction.  Subject to Section 6.7, each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 6.5 (or to such other address for notice that such Party has given the other Parties written notice of in

9

accordance with Section 6.5) shall be effective service of process for any litigation brought against it in any such court.  Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

Section 6.4                                      Entire Agreement.  This Agreement, including all Schedules, Exhibits, and Attachments hereto, constitute the entire agreement among the Parties relating to the subject matter hereof, and there are no further agreements or understandings, written or oral, among the Parties with respect thereto.  If and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Separation Agreement (or any other agreement entered into in connection with the Separation Agreement by the parties hereto or thereto), this Agreement shall control.

Section 6.5                                      Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (that is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Galileo International Tech, Galileo International or Neat Group:

Galileo House

Axis Park

10 Hurricane Way

Langley Berkshire SL3 8AG

England

Attn:  Legal Department

If to Orbitz, Orbitz Development, TFB or ebookers:

500 W. Madison Street

Suite 1000

Chicago, IL  60661

Attn:  Legal Department

If to GTA:

Gullivers House

27 Goswell Road

London EC1M 7GT

England

Attn:  Legal Department

10

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York City time, and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.6                                      Dispute Resolution.

(a)                                  In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, or the transactions contemplated hereby (a “Dispute”), upon the written notice of any Party hereto, the Parties shall attempt in good faith to negotiate a resolution of the Dispute for a period of twenty (20) days after the receipt of such notice.

(b)                                 Further to the foregoing, if any dispute, controversy or claim arising out of or relating to any obligation to reach agreement on the specific terms and conditions regarding any specified subject matter (e.g., the terms of a reseller agreement or for maintenance and support services) under this Agreement or any Schedule hereto or any other matter with respect to which the applicable Parties have expressly provided for arbitration in this Agreement or the applicable Schedule (a “Failure to Agree”) has not been resolved for any reason after twenty (20) days have elapsed from the receipt by a Party thereto of notice thereof, such Failure to Agree shall be determined, at the request of any relevant Party, by expedited arbitration conducted in New York City, before and in accordance with the then-existing Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), except as modified herein (the “Rules”).  The applicable Party shall provide the products or services with respect to which there is a Failure to Agree in good faith, pending resolution of the Failure to Agree and subject to the terms of such resolution.  There shall be three arbitrators.  Each Party shall appoint one arbitrator within ten (10) business days of receipt by respondent of a copy of the demand for arbitration. The two Party-appointed arbitrators shall have ten (10) business days from the appointment of the second arbitrator to agree on a third arbitrator (who shall have knowledge of the travel business and have no current or past relationship to any applicable Party) who shall chair the arbitral tribunal.  Any arbitrator not timely appointed by the parties shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause.  The arbitrators’ fees shall be split equally between the Travelport Parties involved in the arbitration, on one hand, and the Orbitz Parties involved in the arbitration, on the other hand.  Any controversy concerning whether a Dispute is a Failure to Agree, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Section 6.6(b) shall be determined by the arbitrators.  In resolving any Failure to Agree, the Parties intend that the arbitrators shall apply the substantive Laws of the State of New York, without giving effect (to the fullest extent provided by law) to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction.  The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable.  Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant parties or permitted by this

11

Agreement, the relevant Parties shall keep, and shall cause the members of their applicable group to keep, confidential all matters relating to the arbitration or the award, and any negotiations, conferences and discussions pursuant to this Section 6.6(b) shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange.  Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.  Nothing contained herein is intended to or shall be construed to prevent either Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Failures to Agree.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of either Party to respect the arbitral tribunal’s orders to that effect.

Section 6.7                                      Equitable Relief.  If any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement shall be entitled to seek immediate injunctive relief.  Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

Section 6.8                                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to a Party.  Upon such determination that any term or other provisions are invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.9                                      Interpretation.

(a)                                  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall

12

have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 6.10                                Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatory to the original or the same counterpart.  For purposes of this Agreement, facsimile signatures shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.

Section 6.11                                Further Cooperation.  Each Party agrees to cooperate with the others, at any other Party’s request, to execute any and all documents or instruments, or to obtain any consents, in order to assign, transfer, perfect, record, maintain, enforce or otherwise carry out the intent of the terms of this Agreement.

Section 6.12                                Amendment and Waiver.  This Agreement (including the Exhibits hereto) may not be amended or modified except by a writing signed by an authorized signatory of each Party.  No waiver by any Party or any breach or default hereunder shall be deemed to be a waiver of any preceding or subsequent breach or default.

Section 6.13                                Waiver of Trial By Jury.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 6.14                                Descriptive Headings.  The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

13

Section 6.15                                No Third Party Beneficiaries.  Nothing in this Agreement shall convey any rights upon any Person or entity, which is not a Party or a permitted assignee of a Party to this Agreement.

Section 6.16                                No Circumvention.  No Party shall, directly or indirectly, take any action, act in concert with any Person who takes any action, or cause or allow any of such Party’s Affiliates to take any action (including the failure to take a reasonable action), such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including all Schedules hereto).

Section 6.17                                Certain Definitions.  For purposes of this Agreement, except as otherwise expressly set forth in a Schedule:

(a)                                  “Affiliate” means (i) with respect to a member of the Travelport Affiliated Group, any other member of the Travelport Affiliated Group, and (ii) with respect to a member of the OWW Affiliated Group, any other member of the OWW Affiliated Group.

(b)                                 “Agreement” has the meaning set forth in the preamble to this Agreement.

(c)                                  “Business Day” or “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

(d)                                 “Competitive Use” means use of Licensed Materials for the purpose of selling or otherwise distributing travel products over the Internet directly and primarily to (i) individual consumers for leisure and unmanaged business travel and/or (ii) corporations for the business use of their business travelers; provided, that the foregoing shall not include (x) any use of particular Licensed Materials carried on by an entity prior to the Effective Date, which use continues following the Effective Date or (y) the sale or distribution of travel products to travel agencies.  Whether any particular use by a particular entity is a “Competitive Use” shall be measured as of the time of the grant of rights to the particular entity (for example, if at the time of a grant of rights with respect to a product or service to an entity, such entity is primarily an offline travel agency, and such travel agency thereafter develops its online travel agency business such that the online travel business becomes the primary or only business of such entity, continued use by such entity shall not be a Competitive Use).

(e)                                  “Confidential Information” has the meaning set forth in Section 3.3.

(f)                                    “Dispute” has the meaning set forth in Section 6.6.

(g)                                 “Effective Date” has the meaning set forth in the recitals.

14

(h)                                 “GDS Agreement” means that certain Subscriber Services Agreement, dated as of July 23, 2007, by and among OWW LLC, Galileo International and Galileo Nederland B.V.

(i)                                     “Governmental Entity” means any United States federal or state government, or any foreign government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

(j)                                     “Improvements” mean any modification or other derivative work of any intellectual property, including any invention, idea, trade secret, know-how or derivative work which is in some manner dependent upon, or which includes, incorporates or otherwise uses any portion of, such intellectual property, whether or not patentable, copyrightable or otherwise protectable as intellectual property.

(k)                                  “IP Dispute” means any assertion, action, suit or proceeding with respect to intellectual property brought by a Third Party against a member of the Orbitz Affiliated Group.

(l)                                     “Licensed Materials” means, with respect to each License Grant, the Software, intellectual property and other items specified in the applicable Schedule, including source code (solely to the extent explicitly stated in the applicable Schedule) and all object code and related documentation thereto.

(m)                               “Licensee” means, with respect to each License Grant, the Party listed as Licensee in the applicable Schedule.

(n)                                 “Licensor” means, with respect to each License Grant, the Party listed as Licensor in the applicable Schedule.

(o)                                 “Orbitz Parties” means Orbitz, eBookers, TFB, Orbitz Development and Neat Group.

(p)                                 “OWW Affiliated Group” means, collectively, OWW and all of its direct and indirect subsidiaries now or hereafter existing.

(q)                                 “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

(r)                                    “Patent” means all U.S. and foreign patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof.

(s)                                  “Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

(t)                                    “Release Event” means, with respect to a Licensor, any of the following events:  (a) a receiver is appointed for such Licensor or substantially all of its

15

property, (b) such Licensor makes a general assignment for the benefit of its creditors, (c) such Licensor files a voluntary petition in bankruptcy or reorganization or under any other similar insolvency or debtor’s relief law, (d) there is commenced against such Licensor proceedings under any bankruptcy, reorganization, insolvency or debtor’s relief law, which proceedings are not dismissed within sixty (60) days after commencement, (e) such Licensor is generally unable to pay its debts as they become due, (f) such Licensor takes formal action to liquidate or dissolve, or (g) such Licensor ceases to operate its business as a going concern for a period of more than five (5) consecutive days, unless such cessation is the result of events that are not primarily related to solvency.

(u)                                 “Schedule” has the meaning set forth in Section 1.1.

(v)                                 “Scope of Use” means, with respect to each License Grant, the Scope of Use set forth in the applicable Schedule.

(w)                               “Section 365(n)” has the meaning set forth in Section 2.4.

(x)                                   “Separation Agreement” means the Separation Agreement, dated as of July 25, 2007, by and between Orbitz Worldwide Inc. and Travelport Limited.

(y)                                 “Source Code” means all code written in human readable computer programming language (and related interpreters and/or compilers) that are required to convert to object code (computer-executable form) the programs that comprise the applicable Licensed Materials and all related design documentation (e.g., flowcharts, architectural diagrams, specifications, etc.), excluding third party licensed code and tools.  “Source Code” does not include any object code, databases, customer data of the applicable Licensors or any source code or software licensed from third parties.

(z)                                   “Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

(aa)                            “Tax” or “Taxes” shall mean all federal, state, provincial, territorial, national, local and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, consumption, estimated stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or tax charges of any kind whatsoever, imposed or required to be withheld by any Governmental Entity, including interest, additions to Tax or penalties applicable or related thereto.

(bb)                          “Term” means, with respect to each License Grant, the Term set forth on the applicable Schedule.

16

(cc)                            “Third Party” means Persons other than a Party or Affiliate thereof.

(dd)                          “Travelport Affiliated Group” means, collectively, Travelport and all of its direct and indirect subsidiaries now or hereafter existing, other than members of the OWW Affiliated Group.

(ee)                            “Travelport Parties” means Galileo International Tech, Galileo International and Donvand Limited.

[Signature Page Follows]

17

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf on the day and year first above written.

GALILEO INTERNATIONAL TECHNOLOGY, LLC

By:	/s/ Fiona A. Williams
Name: Fiona A. Williams
Title: Director/Manager

GALILEO INTERNATIONAL, LLC

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Executive Vice President and General Counsel

ORBITZ, LLC

By:	/s/ James P. Shaughnessy
Name: James P. Shaughnessy
Title: Senior Vice President and General Counsel, Orbitz Worldwide

EBOOKERS LIMITED

By:	/s/ Julie Cameron-Doe
Name: Julie Cameron-Doe
Title: Director

DONVAND LIMITED

By:	./s/ Kurt Ekert
Name: Kurt Ekert
Title: Director

18

TRAVELPORT FOR BUSINESS, INC.

By:	/s/ James P. Shaughnessy
Name: James P. Shaughnessy
Title: Senior Vice President and General Counsel, Orbitz Worldwide

ORBITZ DEVELOPMENT, LLC.

By:	/s/ James P. Shaughnessy
Name: James P. Shaughnessy
Title: Senior Vice President and General Counsel, Orbitz Worldwide

NEAT GROUP CORPORATION

By:	/s/ James P. Shaughnessy
Name: James P. Shaughnessy
Title: Senior Vice President and General Counsel, Orbitz Worldwide

19

SCHEDULES

TO

 MASTER LICENSE AGREEMENT

SCHEDULE 1 TO

 MASTER LICENSE AGREEMENT

This Schedule is made pursuant to and governed by the Master License Agreement, dated July 23, 2007, by and among Galileo International Technology, LLC, Galileo International, LLC, Orbitz, LLC, ebookers Limited, Donvand Limited, Travelport for Business, Inc., Orbitz Development, LLC and Neat Group Corporation (the “Master License Agreement” or the “Agreement”).  Capitalized terms used in this Schedule but not defined herein shall have the respective meanings set forth in the Master License Agreement.

Licensed Items:	AFO, CarBookers, Dynamic Packaging (DP), and Insurance Bookers, as further defined on Exhibit A hereto (“ebookers Technology”):

Licensor(s):	ebookers Limited (“ebookers”)

Licensee(s):	Galileo International, LLC and Galileo International Technology, LLC

Scope of Use:

Each Licensee is hereby granted a worldwide, perpetual, non-exclusive, royalty-free, fully paid license to use and otherwise exploit the existing ebookers Technology, in both object code and source code forms, without any restriction except as expressly set forth in this Schedule 1. Without limiting the foregoing, the foregoing license grant permits each Licensee to copy, modify, reproduce, publish, display, create Improvements to, distribute, and/or combine or include the ebookers Technology with any other products or intellectual property. Each Licensee will own any Improvements to the ebookers Technology which are acquired or developed by such Licensee from and after the Effective Date, subject to Licensor’s ownership of the underlying Licensed Materials.

Maintenance
And Support:	No Party will have any ongoing maintenance or support obligations to any other Party with respect to the ebookers Technology.
License Fee/
Royalty:	Travelport will pay the Travelport License Fee as set forth in, and in accordance with, the procedure set forth in Section 1.3 of the Master License Agreement as consideration, inter alia, for all rights granted to it and its Affiliates hereunder.

Permitted
Sublicensing:

Each Licensee may sublicense its rights hereunder to the ebookers Technology to (a) outsourcers, applications development and maintenance providers and other contractors providing products or services for such Licensee or its Affiliates, but only for purposes of such persons’ provision of such products or services to such Licensee or its Affiliates, (b) such Licensee’s Affiliates, without any restriction, and (c) any other Person, without any restriction; provided, that, with respect to (c), a Licensee may not sublicense the ebookers Technology to any third party that is not an Affiliate of Licensee for any Competitive Use by such third party, unless Licensee incorporates or uses the ebookers Technology with another product or service of such Licensee or one of its Affiliates to enhance or improve a product or service thereof (but not to provide the eBookers Technology to third parties on a stand-alone basis).

SCHEDULE 2 TO

MASTER LICENSE AGREEMENT

This Schedule is made pursuant to and governed by the Master License Agreement, dated July 23, 2007, by and among Galileo International Technology, LLC, Galileo International, LLC, Orbitz, LLC, ebookers Limited, Donvand Limited, Travelport for Business, Inc., OWW Development, LLC and Neat Group Corporation (the “Master License Agreement” or the “Agreement”).  Capitalized terms used in this Schedule but not defined herein shall have the respective meanings set forth in the Master License Agreement.

Licensed Items:	Galileo Traversa, as further defined on Exhibit B hereto, and Corporate Travelpoint

Licensor(s):	Galileo International, LLC and Galileo International Technology, LLC

Licensee(s):	Travelport for Business Inc. and Orbitz, LLC

Scope of Use:

Licensors hereby agree to appoint each Licensee, for a term of (***) beginning on the Effective Date, as a non-exclusive reseller of Galileo Traversa pursuant to a value-added reseller agreement containing terms and conditions in accordance with this Schedule 2 and otherwise consistent with Licensor’s standard terms and conditions (including with respect to termination) for value-added resellers of Galileo Traversa; provided, that Licensees may only resell Galileo Traversa subject to a use restriction that it may only be connected to a GDS owned or operated by Licensors, or another GDS that Licensors have made generally available via Galileo Traversa, subject in each such instance to Licensors’ prior approval, which shall not be unreasonably withheld (such value-added reseller agreement, the “VAR Agreement”). Following development of Galileo Traversa, Licensor shall provide reasonable advance notice to Licensees of Licensor’s ability to begin permitting value added resale of Galileo Traversa, and the parties shall negotiate in good faith the terms of such VAR Agreement, such terms to be in accordance with this Schedule 2 and otherwise commercially reasonable in all respects.

Each Licensee is also hereby granted, for the foregoing three-year term, a worldwide, non-exclusive, royalty-free, fully paid license to copy, use, modify, distribute and create Improvements to the documentation for Galileo Traversa provided by Licensors, solely in connection with their support of Galileo Traversa to each Licensee’s end-users and other customers (for the avoidance of doubt, there may be no modifications or Improvements made to any trademarks appearing in such documentation). Upon the termination of the foregoing license, each Licensee shall provide each Licensor with an electronic copy of all Improvements to the documentation for Galileo Traversa created by such Licensee. Each Licensee hereby grants to each Licensor a worldwide, perpetual, irrevocable, transferable, sublicensable, fully paid and royalty-free, non-exclusive license to use and otherwise exploit such Improvements without any restriction.

Licensees shall assign to a Licensor or its designee, as directed by Licensors, the contracts of Galileo Traversa customers (a) who have not migrated to the Platform (as defined on Exhibit G) upon the conclusion of Licensees’ support services (as described below) or (b) if either Licensee ceases to provide online booking tools to corporations, in each case (x) so long as such contracts contain only terms and conditions that have been approved by Licensor pursuant to the VAR Agreement and (y) as soon as practicable following the occurrence of (a) or (b) above. Licensor may elect whether to have any other contracts assigned (after a reasonable period of review); any contracts not assigned must be terminated by the Licensees.

Maintenance
And Support:

Licensees shall continue providing implementation and level 1 help desk services for end-users and other customers that use Galileo Traversa pursuant to a license from a Licensor, which services shall be substantially the same as, and provided at substantially the same scope and level as, the services and service levels that Licensees provide as of the Effective Date to users of Travelport Classic. The foregoing support shall be provided for 3 years unless (x) extended by mutual agreement of the parties or (y) earlier terminated in a Licensor’s sole discretion (upon any such termination, Licensees shall provide Licensors with appropriate transition services). In exchange for the foregoing support, each Licensor shall pay Licensees a Maintenance and Support fee equal to Licensees’ incremental cost to provide such support to such Licensor plus (***)%.

Source Code:

Within sixty (60) days following the Effective Date, Licensors and Licensees shall enter into a mutually agreeable software escrow agreement with a mutually agreeable software escrow agent to implement and maintain a software escrow of Galileo Traversa. Immediately following the execution of such agreement, and thereafter on an annual basis or, if sooner, after any material change to Galileo Traversa, the Source Code for Galileo Traversa will be promptly placed into escrow in favor of Licensees. Licensees shall pay the cost of the foregoing escrow arrangements.

Such escrow agreement shall, in addition to terms reasonable and customary for such agreements in similar circumstances, provide that the source code to Galileo Traversa will be released (solely for use as permitted by the license granted under this Schedule 2) to a Licensee immediately upon such Licensee’s request: (a) if Licensors fail to provide support for Galileo Traversa at a level at least consistent with the level of support that Licensors provide for Corporate Travelpoint as of the Effective Date (other than due to a termination of such support by Licensor for cause or by Licensee for convenience), (b) upon a Release Event with respect to the ultimate parent entity of Licensor (or, for the avoidance of doubt, to the extent this License Agreement is assigned by Licensor, a Release Event with respect to the ultimate parent company of the then-current assignee) or (c) upon termination of the VAR Agreement (or this License Agreement, if such VAR Agreement is not in effect) by Licensee for cause (such release under this clause (c) to be only to such Licensee(s) that terminate the applicable agreement). In the event of any release of source code, from escrow or directly from Licensors, Licensors will provide reasonable transition training and implementation support with respect to such source code, at Licensors’ cost plus a reasonable margin. Following such training and implementation support, Licensors shall have no further support obligations with respect to Galileo Traversa under this License Agreement.

License Fee/
Royalty:

Licensees shall retain any fees paid by end users and other customers for use of Galileo Traversa, and Licensors shall retain any fees paid by travel suppliers for bookings made via Galileo Traversa. An Orbitz Party will pay the Orbitz

License Fee as set forth in, and in accordance with, the procedure set forth in Section 1.3 of the Master License Agreement as consideration, inter alia, for all rights granted to it and its Affiliates hereunder.

Permitted
Sublicensing:	Each Licensee may grant sublicenses to use Galileo Traversa only as permitted under, and in accordance with, the VAR Agreement, to such Licensee’s end-users and other customers.

Other Terms:

Each Licensee acknowledges and agrees that (i) such Licensee shall not remove or otherwise alter any trademark, branding, logo, slogan, attribution or other source or product identifier that appears on or is included in the Galileo Traversa product; provided, that the foregoing restriction shall not apply if Licensors do not impose a similar requirement generally upon their other third party resellers of the Galileo Traversa product, (ii) all Galileo Traversa bookings must be directed through a GDS owned by Travelport or its Affiliates, or another GDS that Licensors have made generally available via Galileo Traversa, subject in each such instance to Licensors’ prior approval as to such GDS and the terms applicable to any such connection, such approval not be unreasonably withheld and (iii) such Licensee may not solicit any customer of Travelport or its Affiliates that currently use Galileo Traversa.

Licensors will not market these Licensed Materials using the name “Matrix.”

SCHEDULE 3 TO

MASTER LICENSE AGREEMENT

This Schedule is made pursuant to and governed by the Master License Agreement, dated July 23, 2007, by and among Galileo International Technology, LLC, Galileo International, LLC, Orbitz, LLC, ebookers Limited, Donvand Limited, Travelport for Business, Inc., Orbitz Development, LLC and Neat Group Corporation (the “Master License Agreement” or the “Agreement”).  Capitalized terms used in this Schedule but not defined herein shall have the respective meanings set forth in the Master License Agreement.

Licensed Items:	The Orbitz wire frames, look and feel and user interface, as further defined on Exhibit C hereto (the “Look and Feel”)

Licensor(s):	Orbitz, LLC

Licensee(s):	Galileo International, LLC and Galileo International Technology, LLC

Scope of Use:

Each Licensee is hereby granted a worldwide, perpetual, non-exclusive, royalty-free, fully paid license to integrate, use, create Improvements to, publicly display and otherwise exploit the Look and Feel, in connection with the Galileo Traversa product (including any modified versions thereof and successor products). Without limiting the foregoing, the foregoing license grant permits each Licensee to create Improvements to the Look and Feel, which Improvements shall be owned by the applicable Licensee.

Licensee agrees to use commercially reasonable efforts to modify the Look and Feel (such modified Look and Feel, the “Modified Look and Feel”) for future versions of Galileo Traversa. Licensor acknowledges and agrees that Licensee may use the Modified Look and Feel in connection with Galileo Traversa and any “business to business” products of Licensee or its Affiliates. It is the intention of the Parties that their respective ‘look and feel’ will diverge over time.

No Licensee shall intentionally copy any modifications made by the Orbitz Parties to the Look and Feel following the Effective Date. To the extent that a Licensee makes reasonable modifications to the Look and Feel in connection with future versions of Galileo Traversa or with other “business to business” products of Licensee or its

Affiliates and does not intentionally copy any modifications made by the Orbitz Parties to the Look and Feel following the Effective Date, each Orbitz Party hereby, on behalf of it and its Affiliates (and their respective successors and assigns), irrevocably waives, settles, releases, and forever discharges any and all claims, suits, causes of actions, damages, losses, costs, expenses and other liabilities and amounts, known and unknown, whether in law or in equity, that they may have against such Licensee, its Affiliates and their permitted sublicensees, and all of the foregoing entities’ respective successors and assigns, with respect to the Modified Look and Feel.

Licensor shall not intentionally copy any aspect of the Modified Look and Feel created by the Travelport Parties following the Effective Date. To the extent that Licensor makes reasonable modifications to the Look and Feel in connection with future versions of the Look and Feel and does not intentionally copy any aspect of the Modified Look and Feel created by the Travelport Parties following the Effective Date, each Travelport Party hereby, on behalf of it and its Affiliates (and their respective successors and assigns), irrevocably waives, settles, releases, and forever discharges any and all claims, suits, causes of actions, damages, losses, costs, expenses and other liabilities and amounts, known and unknown, whether in law or in equity, that they may have against Licensor, its Affiliates and their permitted sublicensees, and all of the foregoing entities’ respective successors and assigns, with respect to the Modified Look and Feel.

Maintenance
And Support:	Not applicable.

License Fee/
Royalty:

Travelport will pay the Travelport License Fee as set forth in, and in accordance with, the procedure set forth in Section 1.3 of the Master License Agreement as consideration, inter alia, for all rights granted to it and its Affiliates hereunder.

Permitted
Sublicensing:	Each Licensee may sublicense its rights hereunder to the Look and Feel and the Modified Look and Feel to

(a) outsourcers, applications development and maintenance providers and other contractors providing products or services for such Licensee or its Affiliates, but only for purposes of such persons’ provision of such products or services to such Licensee or its Affiliates, (b) such Licensee’s Affiliates, without any restriction, and (c) any other Person, in each case solely to the extent reasonably associated with the “Galileo Traversa” product (including any modified versions thereof and successor products) and, with respect to the Modified Look and Feel, any “business to business” products of such Licensee or its Affiliates.

Quality
Control:

With respect to those aspects of the Look and Feel that are legally protectable as trade dress (but not, for the avoidance of doubt, the Modified Look and Feel, except to the extent that aspects of such Modified Look and Feel are confusingly similar to aspects of the Look and Feel that are legally protectable as trade dress):

•  The Look and Feel may be used only (i) in the Galileo Traversa product (including any modified versions thereof and successor products) and (ii) in combination or in conjunction with the same other logos, designs, symbols and trademarks or modifying words or terms as Licensee uses in connection with its and its Affiliates’ other “business to business” products as of the Effective Date.

•  Licensee hereby covenants that it (i) shall comply with (1) Licensor’s quality control and usage guidelines generally applied by Licensor to the Look and Feel, and (2) all applicable laws, rules, and regulations in connection with its use of the Look and Feel; and (ii) shall not, subject to Licensee’s rights under the “Scope of Use” section above, (1) take any action that would jeopardize or impair Licensor’s ownership of the Look and Feel, or the Look and Feel’s legality and/or enforceability, (2) take any action that would disparage or diminish the goodwill, reputation, or value of the Look and Feel, (3) either directly or indirectly, apply for the registration of the Look and Feel or any variation thereon, or any trade dress which contains or is similar to, the Look and Feel.

•  Licensor shall have the right to review the manner in which Licensee uses the Look and Feel, including the right to periodically promptly receive samples from Licensee of materials on which Licensee uses the Look and Feel.

•  Licensee acknowledges and agrees that its use of the Look and Feel under this Schedule shall inure to the benefit of Licensor, and this Schedule 3 does not confer on Licensee any goodwill or ownership interest in the Look and Feel.

Termination:

If Licensor determines, in its reasonable, good faith discretion, that Licensee has failed to comply with the quality control provisions of this Schedule 3, Licensor shall have the right to terminate its license to Licensee of the Look and Feel, if Licensee has failed to cure such non-compliance within (***) after written notice thereof. The foregoing termination right shall be without prejudice to any rights of Licensor to obtain any temporary restraining order, preliminary injunction or other temporary relief. Any dispute regarding Licensor’s right to exercise the foregoing termination right shall be resolved pursuant to arbitration, as set forth in Section 6.6(b) of the Agreement.

SCHEDULE 4 TO

MASTER LICENSE AGREEMENT

This Schedule is made pursuant to and governed by the Master License Agreement, dated July 23, 2007, by and among Galileo International Technology, LLC, Galileo International, LLC, Orbitz, LLC, ebookers Limited, Donvand Limited, Travelport for Business, Inc., Orbitz Development, LLC and Neat Group Corporation (the “Master License Agreement” or the “Agreement”).  Capitalized terms used in this Schedule but not defined herein shall have the respective meanings set forth in the Master License Agreement.

Licensed Items:	Travelport Classic (Highwire), as further defined on Exhibit D hereto

Licensor(s):	Travelport for Business Inc.

Licensee(s):	Galileo International, LLC and Galileo International Technology, LLC

Scope of Use:

Each Licensee is hereby granted a worldwide, perpetual, non-exclusive, royalty-free, fully paid license to use and otherwise exploit Travelport Classic, in both object code and source code forms, without any restriction except as expressly set forth in this Schedule 4. Without limiting the foregoing, the foregoing license grant permits each Licensee to copy, modify, reproduce, publish, display, create Improvements to, distribute, and/or combine or include Travelport Classic with any other products or intellectual property. Each Licensee will own any Improvements to Travelport Classic which are acquired or developed by such Licensee from and after the Effective Date, subject to Licensor’s ownership of the underlying Licensed Materials.

Maintenance And Support:

Licensor will provide users of Travelport Classic with maintenance (including enhancements, upgrades and updates) and support (pursuant to a service level agreement), at the same scope and level as currently provided, and will continue to offer such maintenance and support services for at least (***) from and after the Effective Date. At anytime after the (***) anniversary date of the Effective Date, maintenance and support may be terminated upon (***) written notice to the other parties to this License Agreement. All users of Travelport Classic shall pay the applicable fees for such maintenance and support services directly to Orbitz, and any new users of Travelport Classic that choose to receive maintenance and support services shall also pay the applicable Maintenance and Support fees directly to Orbitz.

The parties acknowledge that, at such time as Licensor is no longer both (a) providing support for any of Licensor’s users of Travelport Classic and (b) obligated to provide support to any users of Travelport Classic, the incremental cost of continuing to provide support to Licensees may be higher. Licensor shall provide Licensees with as much advanced notice of any materially higher costs as soon as is reasonably practicable under the circumstances. If any Licensee elects not to pay such higher costs, such Licensee will provide Licensor with written notice thereof, and Licensor will no longer be obligated to provide such support for such Licensee as of the date set forth in such notice (or if no date is set forth, then effective as of thirty (30) days after receipt of such notice).

Source Code:

Licensor will deliver a copy of Travelport Classic (in both object code and source code forms) to Travelport immediately following execution of the Master License Agreement, for distribution to each Licensee.

License Fee/ Royalty:

Travelport will pay the Travelport License Fee as set forth in, and in accordance with, the procedures set forth in Section 1.3 of the Master License Agreement as consideration for, inter alia, all rights granted to it and its Affiliates hereunder.

Permitted Sublicensing:

Each Licensee may sublicense its rights hereunder to Travelport Classic to (a) outsourcers, applications development and maintenance providers and other contractors providing products or services for such Licensee or its Affiliates, but only for purposes of such persons’ provision of such products or services to such Licensee or its Affiliates, (b) such Licensee’s Affiliates, without any restriction, and (c) any other Person, without any restriction; provided, that, with respect to (c), a Licensee may not sublicense Travelport Classic any third party that is not an Affiliate of Licensee for any Competitive Use by such third party, unless Licensee incorporates or uses Travelport Classic with another product or service of such Licensee or one of its Affiliates to enhance or improve a product or service thereof (but not to provide Travelport Classic to third parties on a stand-alone basis).

SCHEDULE 5 TO

MASTER LICENSE AGREEMENT

This Schedule is made pursuant to and governed by the Master License Agreement, dated July 23, 2007, by and among Galileo International Technology, LLC, Galileo International, LLC, Orbitz, LLC, ebookers Limited, Donvand Limited, Travelport for Business, Inc., Orbitz Development, LLC and Neat Group Corporation (the “Master License Agreement” or the “Agreement”).  Capitalized terms used in this Schedule but not defined herein shall have the respective meanings set forth in the Master License Agreement.

Licensed Items:

Corporate Agency Reseller, including all APIs and web services that Licensor or its Affiliates may develop or implement that relate to, or are needed to access or develop Improvements to, the foregoing (“CAR”).

Licensor(s):	Orbitz Development, LLC

Licensee(s):	Galileo International, LLC and Galileo International Technology, LLC

Note:

Except as noted under the Scope of Use in this Schedule 5, all of Licensor’s obligations regarding CAR shall be effective at such time as CAR is developed and launched on the Platform (as defined on Exhibit G) (the “CAR Launch Date”).

Scope of Use:

Each Licensee is hereby granted (a) the right to use and distribute CAR (including any Improvements to CAR that Licensors may develop) and (b) a worldwide, perpetual, non-exclusive, royalty-free, fully paid license to use and otherwise exploit CAR, in both object code and source code forms, in each case, solely to provide corporations or other entities (either directly or through Licensee’s and their Affiliates’ travel agent customers) with corporate travel booking, fulfillment and ancillary services. The foregoing rights grants to each Licensee hereunder are a present grant made as of the Effective Date.

As more specifically set forth in a white label services agreement to be entered into between Licensor and Licensees, Licensor will provide (except following, and to the extent of, any release of any source code for CAR to Licensees) white label services to each of the Licensees, including infrastructure, technology and support and access to web services and APIs on terms (including price) no less favorable than those Licensor makes available to any other third-party white label customer of CAR (“CAR MFN”).  Following development of CAR, Licensor shall provide reasonable advance notice to Licensees of Licensor’s ability to begin providing white label services, and the parties shall negotiate in good faith the terms of such white label services agreement, such terms to be in accordance with this Schedule 5 and otherwise commercially reasonable in all respects (the “CAR White Label Agreement”).

All functionality and other capabilities, and all APIs, web services and other interfaces, comprising or used with CAR that are made available to any third party shall be made available to Licensees at substantially the same time as they are first made available to any such third party.  Use of CAR by Licensees shall be without any restriction except as expressly set forth in this Schedule 5.

If and during such times as CAR is provided by Licensor to any Licensee on a white label basis, each Licensee will have the right to modify and create derivate works of CAR through the use of APIs and/or Web services provided by Licensor.  Following any release of any source code for CAR to any Licensee, such Licensee will have an unlimited right to modify and otherwise create Improvements of CAR.  Each Licensee will own any Improvements to CAR which are acquired or developed by such Licensee from and after the Effective Date, subject to Licensor’s ownership of the underlying Licensed Materials.

Subject to and without limiting the paragraph immediately following this paragraph, upon a Licensee’s request that Licensor modify the APIs and Web services relating to CAR, and subject to Licensor’s agreement to make such modifications (not to be unreasonably withheld), Licensor will use commercially reasonable efforts to develop such modifications; provided, that any requested development shall be subject to the availability of Licensor’s resources and Licensor shall not be obligated to develop any such modifications if doing so would  detract from Licensor’s business.  Licensor shall charge the applicable Licensee for such development at rates that are no higher than Licensor charges any other third-party for similar types of development services or similar types of modifications.

Licensor shall:  (i) upon a Licensee’s request, meet with such Licensee to discuss such Licensee’s desired requirements and other development requests for CAR and, to the extent that such Licensee proposes modifications or new functionality for CAR, such Licensee shall be allowed to participate in Licensor’s meetings where the requested modifications or new functionalities are discussed, (ii) offer all Licensees the opportunity to participate in all meetings, committees, focus groups, forums and panels that Licensor may organize for users of CAR, (iii) review and evaluate each Licensee’s requests for modifications to CAR using the same evaluation and prioritization process used for Licensor’s own internal requests for modifications to CAR, and shall afford Licensee’s requests with the same treatment within such process as is afforded to Licensor’s own requests, and (iv) provide each Licensee with all other rights and benefits of “primary” and other “preferred” customers of CAR relating to modifications to, and other development of, CAR.

Upon the termination of this License Agreement, each Licensee shall provide each Licensor with an electronic copy of all Improvements to the documentation created by such Licensee for any functionality added to CAR by Licensor at such Licensee’s request.  Each Licensee hereby grants to Licensor and its Affiliates a worldwide, perpetual, irrevocable, transferable, sublicensable, fully paid and royalty-free, non-exclusive license to use and otherwise exploit such Improvements without any restriction.

Licensor shall have no obligation to complete the initial development of CAR.

Hosting, Maintenance
And Support:

Licensor will provide users of CAR with hosting, maintenance (including enhancements, upgrades and updates) and product and technology support (pursuant to a service level agreement), at the same scope and level as the service levels that Licensor (or its applicable Affiliate) provides as of the date of the Master License Agreement to users of Travelport Classic or any other corporate agency reseller travel product offered by Licensors (to be no less than substantially the same level of service as Licensor provides to third parties with respect to CAR, and except to the extent that a Licensee elects, and Licensor reasonably can provide, higher or lower, service levels to such

Licensee), and will continue to offer maintenance and support services for at least (***) following the CAR Launch Date, and may terminate such maintenance and support at any time after such (***) period upon at least (***) prior written notice.

In connection with the foregoing support, Licensor will make available its APIs and Web services included in CAR, and will reasonably support each Licensee’s creation of modifications to and derivative works of CAR through the use of such APIs and Web services, including by providing (a) full documentation and specifications for such APIs and Web services, (b) any support not reasonably obtainable from a third party that is reasonably necessary to use such APIs and Web services (such support not to include, for the avoidance of doubt, programming of applications for each Licensee) and (c) reasonable access to Licensor’s personnel for information regarding such APIs and Web services.

The parties shall agree on terms (including the annual Maintenance and Support fee) for maintenance and support services at that time and, if there are no other customers for which Licensor is providing maintenance and support services, then at pricing substantially intended to be at Licensor’s cost plus a (***) (subject in each case to the CAR MFN). Licensees will have reasonable audit rights of Licensor’s cost to provide support. If the parties cannot agree on such terms, including such Maintenance and Support fee, such terms will be determined pursuant to arbitration, as set forth in Section 6.6(b) of the Agreement.

Source Code:

Within sixty (60) days following the Effective Date, Licensor and Licensees shall enter into a mutually agreeable escrow agreement with a mutually agreeable software escrow agent to implement and maintain a software escrow of CAR. Upon final completion of development of CAR, and thereafter on an annual basis or, if sooner, after any material change to CAR, the Source Code for CAR will be promptly placed into escrow in favor of each Licensee. The Licensees shall pay the cost of the foregoing escrow arrangements, with each Licensee paying an equal share unless otherwise agreed by such Licensees.

Such escrow agreement shall, in addition to terms reasonable and customary for such agreements in similar circumstances, provide that the source code to CAR will be released (solely for use as permitted by the license granted under this Schedule 5) to a Licensee immediately upon such Licensee’s request: (a) if Licensor is not providing maintenance or support services in accordance with the CAR MFN to such Licensee for any reason (other than due to a termination of the CAR White Label Agreement (or this License Agreement if such White Label Agreement is not yet in effect) by Licensor for cause or by such Licensee for convenience), (b) upon a Release Event with respect to the ultimate parent entity of Licensor (or, for the avoidance of doubt, to the extent this License Agreement is assigned by Licensor, a Release Event with respect to the ultimate parent company of the then-current assignee) or (c) upon termination of the CAR White Label Agreement (or this License Agreement if such White Label Agreement is not in effect) by such Licensee for cause (such release under this clause (c) to be only to such Licensee(s) that terminate the applicable agreement). In the event of any release of source code, from escrow or directly from Licensor, Licensor will provide reasonable transition training and implementation support with respect to such source code, at Licensor’s cost plus a reasonable margin. Following such training and implementation support, Licensors shall have no further support obligations with respect to CAR under this License Agreement.

License Fee/
Royalty:

Travelport will pay the Travelport License Fee as set forth in, and in accordance with. the procedure set forth in Section 1.3 of the Master License Agreement as consideration for, inter alia, all rights granted to it and its Affiliates hereunder; provided, however, that each Licensee shall also receive, at no additional cost, any modifications, upgrades and enhancements to CAR created by Licensor as of the Effective Date and during the (***) following the Effective Date.

Permitted
Sublicensing:

Licensee may sublicense its rights hereunder to CAR to (a) outsourcers, applications development and maintenance providers and other contractors providing products or services for such Licensee or its Affiliates, but only for purposes of such persons’ provision of such products or services to such Licensee or its Affiliates, (b) such Licensee’s Affiliates, without any restriction, (c) to national distribution companies and other similar intermediary resellers (such as value added resellers that provide non-technology services and do not modify CAR) and service providers of Licensee or its Affiliates, and (d) any customer or potential customer of Licensee or of its Affiliates or the Persons set forth in subsection (c) of this Permitted Sublicensing section.

Termination:

The License Grant set forth in this Schedule 5 is terminable: (a) by Licensor, with respect to any Licensee, immediately upon one (1) material breach of the scope of the license by such Licensee which remains uncured for more than (***) following notice thereof, (b) by Licensor, with respect to any Licensee, immediately upon more than two (2) separate instances of substantially the same material breaches of the scope of the license by Licensees over a rolling, (***) period whether or not cured by such Licensee, (c) by Licensor, with respect to any Licensee, immediately upon more than (***) material breaches of the scope of the license by such Licensee over a rolling, (***) period whether or not cured by such Licensee or (d) by any Licensee (with respect to such Licensee), upon (***) prior written notice to Licensor. Licensor shall be excused from performance under this Schedule 5 with respect to a Licensee, to the extent performance is not reasonably possible due to such Licensee’s material breach, for such time as such material breach is not cured.

SCHEDULE 6 TO

MASTER LICENSE AGREEMENT

This Schedule is made pursuant to and governed by the Master License Agreement, dated July 23, 2007, by and among Galileo International Technology, LLC, Galileo International, LLC, Orbitz, LLC, ebookers Limited, Donvand Limited, Travelport for Business, Inc., Orbitz Development, LLC and Neat Group Corporation (the “Master License Agreement” or the “Agreement”).  Capitalized terms used in this Schedule but not defined herein shall have the respective meanings set forth in the Master License Agreement.

Licensed Items:	“Supplier Link Technology,” as defined on Exhibit E hereto

Licensor(s):	Orbitz, LLC

Licensee(s):	Galileo International, LLC

Scope of Use:

Licensee is hereby granted a worldwide, perpetual, exclusive, royalty-free, fully paid license to use and otherwise exploit the Supplier Link Technology (in object code and source code format) including, for the avoidance of doubt, the Supplier Link Patents, without any restriction. Notwithstanding the foregoing exclusivity, Licensor retains the non-exclusive, royalty-free, fully paid right to use the Supplier Link Technology (in object code and source code format) solely to operate its current business of distributing travel products and services over the Internet (which use shall not, for the avoidance of doubt, include (x) providing third parties (including any travel agency, or vendors thereof) the ability to create direct connections to travel industry suppliers or (y) creating new, or expanding existing, direct connections between Licensor or any of its Affiliates and any travel industry suppliers until after (***) except to the extent (A) required to perform Licensor’s obligations under its existing Supplier Link Agreements (for the current term of such existing agreements, excluding any extensions or renewals that Licensor is not required to enter into under the current terms of such agreements), which existing agreements are set forth on Attachment B hereto (the “Existing Supplier Link Agreements”) and/or (B) as permitted under the GDS Agreement) (the “OWW Scope of Use”).

Without limiting the foregoing, the foregoing license grant permits Licensee to copy, modify, reproduce, publish,

display, create Improvements to, distribute, and/or combine or include the Supplier Link Technology with any other products or intellectual property and make, use, sell, offer for sale, import and otherwise exploit any subject matter under the Supplier Link Patents. Licensee will own any Improvements to the Supplier Link Technology which are acquired or developed by Licensee from and after the Effective Date, subject to Licensor’s ownership of the underlying Licensed Materials.

Support and
Maintenance:	Licensor shall not have any maintenance or support obligations to Licensee with respect to the Supplier Link Technology.

Source Code:	Licensor will deliver a copy of the Supplier Link Technology (in both object code and source code forms) to Licensee within thirty (30) days following execution of the Master License Agreement.

License Fee/
Royalty:

Travelport will pay the Travelport License Fee as set forth in, and in accordance with, the procedure set forth in Section 1.3 of the Master License Agreement as consideration for, inter alia, all rights granted to it and its affiliates hereunder.

Permitted
Sublicensing
by Licensee:	Licensee may sublicense its rights hereunder to the Supplier Link Technology to any Person, without any restriction.

Permitted Licensing
and Sublicensing
by Licensor:

Licensor may license or sublicense the Supplier Link Technology to (a) outsourcers, applications development and maintenance providers and other contractors providing products or services for Licensor or its Affiliates, but only for purposes of such persons’ provision of such products or services to Licensor or its Affiliates, (b) such Licensor’s Affiliates, for use within the OWW Scope of Use, (c) exercise the ability to operate direct connects, to the extent permitted under the GDS Agreement, or (d) the extent required to perform Licensor’s obligations under the Existing Supplier Link Agreements.

If Licensor desires to grant a nonexclusive license under the Supplier Link Technology to a third party in connection with the settlement of an IP Dispute with such third party, Licensor may request that Licensee grant to Licensor the right to grant such license to such third party, such consent not to be unreasonably withheld; provided, that (a) any such license shall explicitly exclude any right to use the Supplier Link Technology that is reasonably related to providing travel industry direct connections for any third party (including any travel agency, or vendors thereof) with respect to any travel supplier and (b) Licensor shall (i) assume no liability or obligation in connection with such license, and (ii) have no obligation to provide any such consent to a proposed license that includes any right to use the Supplier Link Technology that is reasonably related to providing travel industry direct connections for any third party (including any travel agency, or vendors thereof) with respect to any travel supplier.

Patent Prosecution
And Maintenance:

Licensor shall reasonably cooperate with Licensee with respect to, and keep Licensee fully informed regarding, the prosecution and maintenance of the Supplier Link Patents. Licensor shall not make any adverse admissions or reductions of the scope of the patent claims under the Supplier Link Patents without Licensee’s prior written consent, such consent not to be unreasonably withheld.

If Licensor desires to cease prosecution of, or cease paying maintenance fees for, or otherwise not maintain any Supplier Link Patent, Licensor shall provide reasonable prior written notice to Licensee of such intention to cease maintenance (which notice shall, in any event, be given no later than forty-five (45) days prior to the next deadline for any action that may be taken with respect to such Supplier Link Patent with the applicable patent office), and Licensee shall have the right, but not the obligation, to have assigned to it or its successor or designee, as directed by Licensee, such Supplier Link Patent to file and/or maintain such Supplier Link Patent in its own name or the name of any of its Affiliates (subject to a non-exclusive, worldwide, transferable, sublicensable (as set forth in the “Permitted Licensing and Sublicensing by Licensor” section, above) license grant-back to Licensor solely within the OWW Scope of Use. In such event, upon written notice from

Licensee to Licensor, Licensor shall, and hereby does, perpetually and irrevocably assign all right, title and interest throughout the world in and to such Supplier Link Patent to Licensee or its successor or designee, including the right to sue, counterclaim, and recover for past, present, and future infringement of such Supplier Link Patent, subject to any licenses or covenants not to sue any third party granted prior to the Effective Date and any other licenses or covenants not to sue granted following the Effective Date in accordance with this Schedule 6. Licensor further agrees to execute all other documents and take all further action reasonably requested by Licensee or its successor or designee for it to secure and perfect its rights therein.

Patent
Enforcement:

If Licensor or Licensee becomes aware of any infringement or other violation of any Supplier Link Materials, it shall promptly notify the other party. The Licensor and Licensee shall reasonably coordinate their response to any such infringement or other violation, and Licensor shall not take any action to sanction or otherwise allow such infringement or other violation to continue without the prior written consent of Licensee, which consent shall not be unreasonably withheld.

Licensee shall have the first right, but not the obligation, to initiate, prosecute or defend, as applicable, and control Infringement Actions with respect to any Supplier Link Patent. Should Licensee exercise this right, Licensor shall agree, as necessary, to be joined as a party to, and shall otherwise cooperate with, such Infringement Actions; provided, that Licensee shall reimburse Licensor’s reasonable costs in connection with such joining or cooperation. Licensor shall not settle or compromise an Infringement Action without the prior written consent of Licensee, which consent shall be at Licensee’s reasonable discretion.

If Licensee does not intend to initiate, prosecute or defend against, or elects to abandon any such initiation, prosecution or defense against, any such Infringement Action, Licensee shall promptly provide reasonable prior written notice to Licensor of such intention, prosecution or defense (which notice shall, in any event, be given no later than the earlier of (i) sixty (60) days prior to the next deadline for any such assertion, action, suit or proceeding and (ii) sixty (60) days following the date on which Licensee became aware of the basis for any such Infringement Action). In such instances, or if Licensee either (1) does not initiate, prosecute or defend against any such Infringement Action within sixty (60) days after having notice of the basis for any such Infringement Action, or (2) abandons any such Infringement Action, Licensor shall have the right, but not the obligation, to initiate and/or assume the prosecution or defense, as applicable, and control, at its own expense, of any such Infringement Action; provided, that, within ten (10) days after written notice to Licensee by Licensor of their intention to bring or maintain such Infringement Action, Licensee does not bring or maintain such Infringement Action.

The party that prosecutes or defends, as applicable, an Infringement Action shall be entitled to keep all proceeds arising from any such Infringement Action and any settlements or compromises thereof until such Party has recovered all costs incurred in connection with such assertion, action, suit or proceeding, and thereafter, the other party shall be permitted to recoup its costs incurred in connection with such assertion, action, suit or proceeding from any such proceeds, and any remaining such proceeds shall be split equally between Licensor and Licensee.

Licensor and Licensees shall keep each other reasonably informed regarding the prosecution and maintenance of, and Infringement Actions with respect to, the Supplier Link Patents and cooperate with each other in good faith in connection with all matter relating thereto, including the negotiation of settlements or compromises of such Infringement Actions (including granting licenses, covenants not to sue and any other rights with respect to the Supplier Link Patents to third parties); provided, that Licensor shall not settle or compromise any such Infringement Action without Licensee’s prior written consent, which consent shall be at Licensee’s discretion.

To the extent that any Supplier Link Patents are assigned to Licensee, references to “Licensee” in the foregoing Patent Enforcement sections shall remain references to Galileo International, LLC, and references to “Licensor” in the foregoing Patent Enforcement sections shall remain references to Orbitz, LLC.

Certain Breaches:

If Licensor (i) grants any license or sublicense to the Supplier Link Technology that is not permitted under the “Permitted Licensing and Sublicensing by Licensor” section (an “Out of Scope License or Sublicense”), or (ii) breaches its obligation to obtain Licensee’s consent to any adverse admissions or reductions of the scope of the patent claims under the Supplier Link Patents under the “Patent Prosecution and Maintenance” section, then Section 4.4 of the Agreement shall not apply to Licensor’s damages in connection with such license or sublicense.

Other:

Licensee shall comply fully with all applicable regulations of the United States Department of Commerce and with the United States Export Administration Act, including all relevant export laws, to assure that the Supplier Link Technology is not exported, directly or indirection, in violation of United States law. Licensee shall bear all costs associated with such compliance.

SCHEDULE 7 TO

MASTER LICENSE AGREEMENT

This Schedule is made pursuant to and governed by the Master License Agreement, dated July 23, 2007, by and among Galileo International Technology, LLC, Galileo International, LLC, Orbitz, LLC, ebookers Limited, Donvand Limited, Travelport for Business, Inc., Orbitz Development, LLC and Neat Group Corporation (the “Master License Agreement” or the “Agreement”).  Capitalized terms used in this Schedule but not defined herein shall have the respective meanings set forth in the Master License Agreement.

Licensed Items:

Global Platform Back End Technology, as further defined on Exhibit G hereto, including all APIs and web services that Licensor or its Affiliates may develop or implement that relate to, or are needed to access or develop Improvements to, the foregoing (“Back End Technology”).

Licensor(s):	Orbitz Development, LLC

Licensee(s):	Galileo International, LLC and Galileo International Technology, LLC

Note:

Except for the escrow obligations described below, all of Licensor’s obligations regarding the Back End Technology shall become effective at such time as such Back End Technology is deployed by Licensor for use by its customers, suppliers or other users (the “Back End Launch Date”). After Licensor deploys any portion of the Back End Technology for its customers, suppliers or other users, Licensor shall promptly make such portion of the Back End Technology available to Licensees as a hosted or licensed solution, as described below.

Scope of Use:

Each Licensee is hereby granted a worldwide, perpetual, non-exclusive, royalty-free, fully paid license to use and otherwise exploit the Back End Technology (including any Improvements to the Back End Technology that Licensors may develop), in both object code and source code forms, for use in connection with supplier link or other travel industry direct connections. The Back End Technology will be hosted by Licensor for Licensee’s use and made accessible through APIs and Web services, except following any release of any source code for the Back End Technology to Licensees. All functionality and other capabilities, and all APIs, web services and other interfaces, comprising or used with the Back End Technology that are made available to any third party shall be made available to Licensees at substantially the same time as they are first made available to any such third party. Use of the Back End Technology by Licensees shall be without any restriction except as expressly set forth in this Schedule 7. The foregoing rights grants to each Licensee hereunder are a present grant made as of the Effective Date.

If and during such times as the Back End Technology is hosted by Licensor, each Licensee will have the right to modify and create derivate works of the hosted Back End Technology through the use of APIs and/or Web services provided by Licensor. Following any release of any source code for the Back End Technology to any Licensee, such Licensee will have an unlimited right to modify and otherwise create Improvements of the Back End Technology. Each Licensee will own any Improvements to the Back End Technology which are acquired or developed by such Licensee from and after the Effective Date, subject to Licensor’s ownership of the underlying Licensed Materials.

Subject to and without limiting the paragraph immediately following this paragraph, upon a Licensee’s request that Licensor modify the APIs and Web services relating to the Back End Technology, and subject to Licensor’s agreement to make such modifications (not to be unreasonably withheld), Licensor will use commercially reasonable efforts to develop such modifications; provided, that any requested development shall be subject to the availability of Licensor’s resources and Licensor shall not be obligated to develop any such modifications if doing so would detract from Licensor’s business. Licensor shall charge the applicable Licensee for such development at rates that are (***)

Licensor shall: (i) upon a Licensee’s request, meet with such Licensee to discuss such Licensee’s desired requirements and other development requests for the Back End Technology and, to the extent that such Licensee proposes modifications or new functionality for the Back End Technology, such Licensee shall be allowed to participate in Licensor’s meetings where the requested modifications or new functionalities are discussed, (ii) offer all Licensees the opportunity to participate in all meetings, committees, focus groups, forums and panels that Licensor may organize for users of the Back End Technology, (iii) review and evaluate each Licensee’s requests for modifications to the Back End Technology using the same evaluation and prioritization process used for Licensor’s own internal requests for modifications to the Back End Technology, and shall afford Licensee’s requests with the same treatment within such process as is afforded to Licensor’s own requests, and (iv) provide each Licensee with all other rights and benefits of “primary” and other “preferred” customers of the Back End Technology relating to modifications to, and other development of, the Back End Technology.

Hosting, Support
and Maintenance:

Upon Licensees’ request, Licensor will provide Licensees with hosting, support and maintenance services with respect to the Back End Technology. These services will be subject to reasonable SLAs, with the principle of such SLAs being substantially the same scope and level of service as Licensor (or its applicable Affiliate) provides to third parties with respect to the Back End Technology, and except to the extent that a Licensee elects, and Licensor reasonably can provide, higher or lower, service levels to such Licensee.

In connection with the foregoing support, Licensor will make available its APIs and Web services included in the Back End Technology, and will reasonably support each Licensee’s creation of modifications to and derivative works of the Back End Technology through the use of such APIs and Web services, including by providing (a) full documentation and specifications for such APIs and Web services, (b) any support not reasonably obtainable from a third party that is reasonably necessary to use such APIs and Web services (such support not to include, for the avoidance of doubt, programming of applications for each Licensee) and (c) reasonable access to Licensor’s personnel for information regarding such APIs and Web services.

Following development of the Back End Technology, Licensor shall provide reasonable advance notice to Licensees of Licensor’s ability to begin providing hosting,

support and maintenance services with respect to the Back End Technology, and the parties shall negotiate in good faith the terms of such services.

The parties shall agree on terms (including the annual Maintenance and Support fee) for maintenance and support services at that time and, if there are no other customers for which Licensor is providing maintenance and support services, then at pricing substantially intended to be at Licensor’s cost plus a (***) (in each case, which terms shall be no less favorable than those Licensor makes available to any other Person (the “Back End MFN”)). Licensees will have reasonable audit rights of Licensor’s cost to provide support. If the parties cannot agree on such terms, including such Maintenance and Support fee, such terms will be determined pursuant to arbitration, as set forth in Section 6.6(b) of the Agreement .

Source Code:

Within sixty (60) days following the Effective Date, Licensor and Licensees shall enter into a mutually agreeable escrow agreement with a mutually agreeable software escrow agent to implement and maintain a software escrow of the Back End Technology. Upon final completion of all development of the Back End Technology (currently anticipated for Q4 of 2008), and thereafter on an annual basis or, if sooner, after any material change to the Back End Technology, the Source Code for the Back End Technology will be promptly placed into escrow in favor of each Licensee. The Licensees shall pay the cost of the foregoing escrow arrangements, with each Licensee paying an equal share unless otherwise agreed by such Licensees.

For purposes of this Schedule 7 only, “Source Code” shall mean all code written in human readable computer programming language (and related interpreters and/or compilers) that are required to convert to object code (computer-executable form) software that supports the APIs and Web Services published and provides the functionality and services described by such APIs and Web Services and all related design documentation (e.g., flowcharts, architectural diagrams, specifications, etc.). For clarity, Source Code that is not used by the APIs and/or Web Services will not be deposited in escrow, as distribution of such code will not be necessary for Travelport to continue using the source code as permitted by this agreement. No Source Code related to the front-end (i.e., the look and feel and user interface for all of

Licensors’ web sites or client’s web or online artifacts) will be part of any source code distribution, regardless of the availability of APIs and/or Web Services as access points. “Source Code” does not include any object code, databases, customer data of Licensors or any source code or software licensed from third parties.

Such escrow agreement shall, in addition to terms reasonable and customary for such agreements in similar circumstances, provide that the source code to the Back End Technology will be released (solely for use as permitted by the license granted under this Schedule 7) to a Licensee immediately upon such Licensee’s request: (a) if Licensor is not providing hosting, maintenance or support services to Licensees for any reason in accordance with the Back End MFN (other than due to a termination of the agreement between Licensor and Licensee with respect to the Back End Technology (or this License Agreement if such agreement is not yet in effect) by Licensor for cause or by such Licensee for convenience), (b) upon a Release Event with respect to the ultimate parent entity of Licensor (or, for the avoidance of doubt, to the extent this License Agreement is assigned by Licensor, a Release Event with respect to the ultimate parent company of the then-current assignee) or (c) upon termination of the agreement between Licensor and Licensee with respect to the Back End Technology (or this License Agreement if such agreement is not in effect) by such Licensee for cause (such release under this clause (c) to be only to such Licensee(s) that terminate the applicable agreement). In the event of any release of source code, from escrow or directly from Licensor, Licensor will provide reasonable transition training and implementation support with respect to such source code, at Licensor’s cost plus a reasonable margin. Following such training and implementation support, Licensors shall have no further support obligations with respect to the Back End Technology under this License Agreement.

License Fee/
Royalty:

Travelport will pay the Travelport License Fee as set forth in, and in accordance with, the procedure set forth in Section 1.3 of the Master License Agreement as consideration for, inter alia, all rights granted to it and its Affiliates hereunder; provided, however, that each Licensee shall also receive, at (***) cost, any modification, upgrades and enhancements to the Back End Technology created by Licensor as of the Effective Date and during the (***) following the Effective Date.

Permitted
Sublicensing:

Each Licensee may sublicense its rights hereunder to the Back End Technology to (a) outsourcers, applications development and maintenance providers and other contractors providing products or services for such Licensee or its Affiliates, but only for purposes of such persons’ provision of such products or services to such Licensee or its Affiliates, (b) such Licensee’s Affiliates, without any restriction, and (c) any other Person, without any restriction.

Termination:

The License Grant set forth in this Schedule 7 is terminable: (a) by Licensor, with respect to any Licensee, immediately upon one (1) material breach of the scope of the license by such Licensee which remains uncured for more than 45 days following notice thereof, (b) by Licensor, with respect to any Licensee, immediately upon more than (***) separate instances of substantially the same material breaches of the scope of the license by such Licensee over a rolling, (***) period whether or not cured by Licensees, (c) by Licensor, with respect to any Licensee, immediately upon more than (***) material breaches of the scope of the license by such Licensee over a rolling, (***) period whether or not cured by such Licensee or (d) by any Licensee (with respect to such Licensee), upon (***) prior written notice to Licensor. Licensor shall be excused from performance under this Schedule 7 to the extent not reasonably possible due to such Licensee’s material breach, for such time as such material breach is not cured.

SCHEDULE 8 TO

MASTER LICENSE AGREEMENT

This Schedule is made pursuant to and governed by the Master License Agreement, dated July 23, 2007, by and among Galileo International Technology, LLC, Galileo International, LLC, Orbitz, LLC, ebookers Limited, Donvand Limited, Travelport for Business, Inc., Orbitz Development, LLC and Neat Group Corporation (the “Master License Agreement” or the “Agreement”).  Capitalized terms used in this Schedule but not defined herein shall have the respective meanings set forth in the Master License Agreement.

Licensed Items:	Neat Dynamic Packaging technology (“Neat Technology”), as further defined on Exhibit F hereto.

Licensor(s):	Neat Group Corporation

Licensee(s):	Galileo International, LLC and Galileo International Technology, LLC

Scope of Use:

Each Licensee is hereby granted a worldwide, perpetual, non-exclusive, royalty-free, fully paid license to use and otherwise exploit the Neat Technology, in both object code and source code forms, without any restriction except as expressly set forth in this Schedule 8. Licensees will own any Improvements to the Neat Technology which are acquired or developed by Licensees after execution of the Master License Agreement. Without limiting the foregoing, the foregoing license grant permits each Licensee to copy, modify, reproduce, publish, display, create Improvements to, distribute, and/or combine or include the Neat Technology with any other products or intellectual property. Each Licensee will own any Improvements to the Neat Technology which are acquired or developed by such Licensee from and after the Effective Date, subject to Licensor’s ownership of the underlying Licensed Materials.

Support and
Maintenance:

Licensor will, upon Licensees’ request, provide Licensees with reasonable support (i.e. a service level agreement) on commercially reasonable terms, for the Neat Technology for up to (***) (support to be terminable on (***) notice following such (***) term).

The parties shall agree on terms (including the annual Maintenance and Support fee) for maintenance and support services at that time and, if there are no other customers for which Licensor is providing maintenance and support services, then at pricing substantially intended to be at Licensor’s cost plus a (***) (in each case, which terms shall be no less favorable than those Licensor makes available to any other Person. Licensees will have reasonable audit rights of Licensor’s cost to provide support. If the parties cannot agree on the Maintenance and Support fee, the fee will be determined through arbitration.

The parties acknowledge that, at such time as Licensors are no longer (a) providing support for any users of the Neat Technology or (b) obligated to provide support to any users of the Neat Technology, the incremental cost of continuing to provide support to Licensees may be higher. If Licensees elect not to pay such higher costs, Licensors will no longer be obligated to provide such support.

License Fee/
Royalty:

Travelport will pay the a Travelport License Fee as set forth in, and in accordance with, the procedure set forth in Section 1.3 of the Master License Agreement as consideration for, inter alia, all rights granted to it and its Affiliates hereunder.

Permitted
Sublicensing:

Each Licensee may sublicense its rights hereunder to the Neat Technology to (a) outsourcers, applications development and maintenance providers and other contractors providing products or services for such Licensee or its Affiliates, but only for purposes of such persons’ provision of such products or services to such Licensee or its Affiliates, (b) such Licensee’s Affiliates, without any restriction, and (c) any other Person, without any restriction; provided, that, with respect to (c), a Licensee may not sublicense the Neat Technology to any third party that is not an Affiliate of Licensee for any Competitive Use by such third party, unless Licensee incorporates or uses the Neat Technology with another product or service of such Licensee or one of its Affiliates to enhance or improve a product or service thereof (but not to provide the Neat Technology to third parties on a stand-alone basis).

SCHEDULE 9 TO

MASTER LICENSE AGREEMENT

This Schedule is made pursuant to and governed by the Master License Agreement, dated July 23, 2007, by and among Galileo International Technology, LLC, Galileo International, LLC, Orbitz, LLC, ebookers Limited, Donvand Limited, Travelport for Business, Inc., Orbitz Development, LLC and Neat Group Corporation (the “Master License Agreement” or the “Agreement”).  Capitalized terms used in this Schedule but not defined herein shall have the respective meanings set forth in the Master License Agreement.

Licensed Items:	The “Travelport for Business” name (“TP Name”)

Licensor(s):	Travelport Inc.

Licensee(s):	Travelport for Business, Inc.

Scope of Use:

Licensor will grant Licensee a non-exclusive license to use the TP Name in connection with Licensee’s “Travelport for Business” product and entity name, as used by Licensee in the conduct of its business immediately prior to the Effective Date for a duration of: (a) if Licensor or one of its Affiliates completes (***) or (b) if Licensor or one of its Affiliates does not complete (***) (***) following the Effective Date; provided, that, at anytime following the second anniversary of the Effective Date, Licensor may terminate the foregoing license upon reasonable advance notice to Licensee, and Licensor shall reimburse Licensee for its reasonable costs of replacing stationery and marketing materials incurred as a result of such termination.

Maintenance
And Support:	Not applicable.

License Fee/
Royalty:

An Orbitz Party will pay the Orbitz License Fee as set forth in, and in accordance with, the procedure set forth in Section 1.3 of the Master License Agreement as consideration for, inter alia, all rights granted to it and its Affiliates hereunder.

Permitted
Sublicensing:	Licensee may sublicense its rights hereunder to the TP Name to Licensee’s Affiliates who market or sell products using the TP Name.

Quality
Control:

The TP Name may be used only (i) in substantially the same manner, and for the same products and services, as the TP Name was used in the conduct of Licensee’s business as of the Effective Date and (ii) in combination or in conjunction with the same other logos, designs, symbols and trademarks or modifying words or terms as were used with the TP Name in the conduct of Licensee’s business immediately prior to the Effective Date.

Licensee hereby covenants that it (i) shall comply with (1) Licensor’s quality control and usage guidelines generally applied by Licensor to the TP Name, and (2) all applicable laws, rules, and regulations in connection with its use of the TP Name; and (ii) shall not, subject to Licensee’s rights under the “Scope of Use” section above, (1) take any action that would jeopardize or impair Licensor’s ownership of the TP Name, or the TP Name’s legality and/or enforceability, (2) take any action that would disparage or diminish the goodwill, reputation, or value of the TP Name, (3) either directly or indirectly, apply for the registration of the TP Name or any variation thereon, or any trademark, service mark, corporate name, symbol, word, or Internet domain name which contains or is similar to, the TP Name.

Licensor shall have the right to review the manner in which Licensee uses the TP Name, including the right to periodically promptly receive samples from Licensee of materials on which Licensee uses the TP Name.

Licensee acknowledges and agrees that its use of the TP Name under this Schedule shall inure to the benefit of Licensor, and this Schedule 9 does not confer on Licensee any goodwill or ownership interest in the TP Name.

Termination:

If Licensor determines, in its reasonable, good faith discretion, that Licensee has failed to comply with the quality control provisions of this Schedule 9, Licensor shall have the right to terminate its license to Licensee of the TP Name, if Licensee has failed to cure such non-compliance within thirty (30) days after written notice thereof. The foregoing termination right shall be without prejudice to any rights of Licensor to obtain any temporary restraining order, preliminary injunction or other temporary relief. Any dispute regarding Licensor’s right to exercise the foregoing termination right shall be resolved pursuant to arbitration, as set forth in Section 6.6(b) of the Agreement.

Upon the expiration of the license granted under this Schedule 9, or earlier termination of this License Agreement for any reason, Licensee shall immediately discontinue using the TP Name or any portion thereof or any name or mark similar thereto and remove the TP Name or any portion thereof or any name or mark similar thereto from all signage, fixtures, web sites, user interfaces, documents (whether in written, electronic, or other form) and other materials and media in Licensee’s possession or control; provided, that the foregoing shall not prohibit Licensee from making any legal fair use of the TP Name (including factual references to prior affiliations and entity names).